As filed with the Securities and Exchange Commission on June 6, 2013

REGISTRATION NO. 333 -

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

under the

SECURITIES ACT OF 1933

Jamba, Inc.

(Exact Name of Registrant as Specified in Its Charter)

Delaware	20-2122262
(State or Other Jurisdiction	(I.R.S. Employer
of Incorporation or Organization)	Identification No.)

6475 Christie Avenue, Suite 150

Emeryville, California 94608

(Address, Including Zip Code, of Principal Executive Offices)

Jamba, inc. 2013 Equity Incentive Plan

(Full Titles of the Plan)

Karen L. Luey

Executive Vice President, Chief Financial Officer,

Chief Administrative Officer and Secretary

Jamba, Inc.

6475 Christie Avenue, Suite 150

Emeryville, California 94608

(510) 596-0100

(Name, Address and Telephone Number, Including

Area Code, of Agent For Service)

Copies to:

Eric Wang, Esq.

DLA Piper LLP (US)

2000 University Avenue

East Palo Alto, CA 94303

(650) 833-2000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See definitions of “large accelerated filer,” “accelerated filer,” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated filer ☑	Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller Reporting Company ☐

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be Registered (1)	Proposed Maximum Offering Price Per Share (2)	Proposed Maximum Aggregate Offering Price (2)	Amount of registration Fee
Common Stock, par value $0.001 per share	1,787,932 (3)	$15.68	$28,034,774	$3,823.94
Common Stock, par value $0.001 per share	1,357,190 (4)	n/a	n/a	n/a (5)

(1)	Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional shares of Common Stock which become issuable under the Jamba, Inc. 2013 Equity Incentive Plan (the “2013 Plan”) by reason of any stock dividend, stock split, recapitalization or any other similar transaction effected without the receipt of consideration which increases the number of shares of the Registrant’s outstanding shares of Common Stock.

(2)	Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(c) and (h) of the Securities Act. The price per share and aggregate offering price are based upon the average of the high and low sales prices of Registrant’s Common Stock on June 4, 2013, as reported on the Nasdaq Global Market.

(3)	Represents shares of the Registrant’s Common Stock available for future issuance under the 2013 Plan. Reflects Jamba’s 5 for 1 reverse stock split effective May 31, 2013 (the “Reverse Split”).

(4)	Represents 1,357,190 additional shares of the Registrant’s Common Stock (as adjusted for the Reverse Split) subject to outstanding awards granted under Registrant’s 2006 Employee, Director and Consultant Stock Plan (the “Predecessor Plan”) that may become available for reuse under the 2013 Plan upon the expiration, termination, cancellation, forfeiture or repurchase of the subject awards following May 14, 2013, the effective date of the 2013 Plan, and that are eligible to be carried over to the 2013 Plan in accordance with its terms (the “Carry Forward Shares”). All of the Carry Forward Shares were registered pursuant to the Registrant’s Registration Statements on Form S-8 filed with the Securities and Exchange Commission (the “SEC” or the “Commission”) (SEC File Nos. 333-139128 and 333-167449). The Carry Forward Shares that may become issuable under the 2013 Plan are being carried forward to this Registration Statement pursuant to General Instruction E of Form S-8.

(5)	Pursuant to Rule 457(p) under the Securities Act, General Instruction E to Form S-8 and Interpretation 89 under Section G of the Manual of Publicly Available Telephone Interpretations of the Division of Corporate Finance of the SEC (July 1997), the registration fee previously paid with respect to the Carry Forward Shares is being carried forward to the registration of shares hereunder.

EXPLANATORY NOTE

This Registration Statement registers an aggregate 3,145,122 shares of common stock, par value $0.001 per share (the “Common Stock”), of Jamba, Inc. Stock (as adjusted for Jamba’s 5 for 1 reverse stock split effective May 31, 2013, the “Reverse Split”) that have been or may be issued and sold, under the 2013 Plan. The number of shares registered hereby is the sum of: (a) 1,787,932 shares of newly reserved Common Stock (as adjusted for the Reverse Split); and (b) the Carry Forward Shares, meaning up to 1,357,190 shares of Common Stock (as adjusted for the Reverse Split) that may become available for reuse under the Predecessor Plan following May 14, 2013 in accordance with the provisions of the 2013 Plan.

The Carry Forward Shares were registered pursuant to the Company’s Registration Statements on Form S-8 (SEC File Nos. 333-139128 and 333-167449) (collectively, the “Predecessor Plan Registration Statements”). Concurrent with this Registration Statement, the Company is filing Post-Effective Amendment No. 1 to the Predecessor Plan Registration Statements to deregister the Carry Forward Shares. The Company hereby carries forward and reallocates the Carry Forward Shares from the Predecessor Plan Registration Statements to this Registration Statement.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

As permitted by the rules of the Securities and Exchange Commission (the “Commission”), this Registration Statement omits the information specified in Part I of Form S-8. The documents containing the information specified in Part I will be delivered to the participants in the plan as required by Rule 428(b)(1) under the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Certain Documents by Reference.

The following documents have been filed by the Registrant with the Securities and Exchange Commission (the “Commission”) and are incorporated herein by reference:

(a)	The Registrant’s Annual Report on Form 10-K for the fiscal year ended January 1, 2013, as filed with the Commission on March 7, 2013.

(b)	All other reports filed by the Registrant pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), since the end of the fiscal year covered by the Annual Report referred to in (a) above (in each case, except for the information furnished under Items 2.02 in any current report on Form 8-K).

(c)

1.	The description of the Registrant’s Common Stock contained in the Registrant’s Registration Statement on Form 8-A under the Exchange Act (File No. 001-32552), as filed with the Commission on June 28, 2005, including amendments or reports filed for the purpose of updating such description.

2.	The description of the Registrant’s preferred stock purchase rights contained in the Registrant’s Registration Statement on Form 8-A under the Exchange Act (File No. 001-32552), as filed with the Commission on October 9, 2008, including amendments or reports filed for the purpose of updating such description.

All reports and other documents filed by the Registrant after the date hereof pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be part hereof from the date of filing of such reports and documents.

For the purposes of this Registration Statement, any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Directors and Officers.

Section 145 of the Delaware General Corporation Law authorizes a court to award, or a corporation’s board of directors to grant, indemnity to directors and officers in terms sufficiently broad to permit such indemnification under certain circumstances for liabilities (including reimbursement for expenses incurred) arising under the Securities Act of 1933, as amended.

As permitted by the Delaware General Corporation Law, the Registrant’s certificate of incorporation includes a provision that eliminates the personal liability of its directors for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to the Registrant or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware General Corporation Law, or (iv) for any transaction from which the director derived an improper personal benefit. If the Delaware General Corporation Law is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Registrant shall be eliminated or limited to the fullest extent permitted by the Delaware General Corporation Law, as so amended.

As permitted by the Delaware General Corporation Law, the Registrant’s bylaws provide that it is required to indemnify its directors and officers to the fullest extent permitted by the Delaware General Corporation Law, and that the Registrant may pay expenses for its directors and officers in advance of the final disposition of any action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that he is not entitled to be indemnified by the Registrant as authorized in the bylaws.

The Registrant has entered into indemnification agreements with each of its directors and executive officers to give such directors and officers additional contractual assurances regarding the scope of the indemnification set forth in our certificate of incorporation and to provide additional procedural protections. The Registrant also intends to enter into indemnification agreements with any new directors and executive officers in the future. At present, there is no pending litigation or proceeding involving any of the Registrant’s directors, officers, employees, or agents where indemnification by the Registrant will be required or permitted, and the Registrant is not aware of any threatened litigation or proceeding that may result in a claim for such indemnification.

The indemnification provisions in the Registrant’s certificate of incorporation, the Registrant’s bylaws and the indemnification agreements entered into between the Registrant and each of its directors and executive officers may be sufficiently broad to permit indemnification of the Registrant’s directors and executive officers for liabilities arising under the Securities Act.

The Registrant’s officers and directors are covered by insurance policies indemnifying them against certain liabilities, including certain liabilities arising under the Securities Act, which might be incurred by them in such capacity.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

(4.1)	Amended and Restated Certificate of Incorporation of the Registrant (incorporated by reference to Exhibit 3.1 to the Registrant’s Current Report on Form 8-K filed with the Securities and Exchange Commission on December 5, 2006).

(4.2)	Certificate of Amendment to Amended and Restated Certificate of Incorporation of the Registrant (incorporated by reference to Exhibit 3.2 to the Registrant’s Current Report on Form 8-K filed with the Securities and Exchange Commission on December 5, 2006).

(4.3)	Certificate of Designation, Preferences and Rights of the Terms of the Series A Preferred Stock (incorporated by reference to exhibit 3.1 the Registrant’s Current Report on Form 8-K filed with the Securities and Exchange Commission on October 9, 2008).

(4.4)	Certificate of Designation of Series B-1 Convertible Preferred Stock and Series B-2 Convertible Preferred Stock (incorporated by reference to exhibit 3.1 to the Registrant’s Current Report on Form 8-K filed with the Securities and Exchange Commission on June 16, 2009).

(4.5)	Amended and Restated By-laws of the Registrant (incorporated by reference to exhibit 3.3 to the Registrant’s Current Report on Form 8-K filed with the Securities and Exchange Commission on March 21, 2007).

(4.6)	Specimen Common Stock Certificate (incorporated by reference to exhibits of the same number filed with the Registrant’s Registration Statement on Form S-1 or amendments thereto (File No. 333-122812)).

(4.7)	Rights Agreement, effective as of October 8, 2008 between Jamba Inc. and Continental Stock Transfer & Trust Company, as Rights Agent (incorporated by reference to exhibit 4.1 to the Registrant’s Current Report on Form 8-K filed with the Securities and Exchange Commission on October 9, 2008).

(4.8)	Registration Rights Agreement dated as of September 11, 2008 by and among Jamba, Inc. and the other parties thereto (incorporated by reference to exhibit 4.1 to the Registrant’s Current Report on Form 8-K filed with the Securities and Exchange Commission on June 16, 2009).

(5)	Opinion of DLA Piper LLP (US) as to the legality of shares being registered.

(23.1)	Consent of Independent Registered Public Accounting Firm.

(23.2)	Consent of DLA Piper LLP (US) (included in opinion of counsel filed as Exhibit 5).

(24)	Power of Attorney to file future amendments (set forth on the signature page of this Registration Statement).

(99.1)	Jamba, Inc. 2013 Equity Incentive Plan (incorporated by reference to Exhibit 10.1 to the Registrant’s Current Report on Form 8-K filed with the Securities and Exchange Commission on May 16, 2013).

(99.2)	Form of Notice of Grant of Stock Option under 2013 Equity Incentive Plan (incorporated by reference to Exhibit 10.2 to the Registrant’s Current Report on Form 8-K filed with the Securities and Exchange Commission on May 16, 2013).

(99.3)	Form of Stock Option Agreement under 2013 Equity Incentive Plan (incorporated by reference to Exhibit 10.3 to the Registrant’s Current Report on Form 8-K filed with the Securities and Exchange Commission on May 16, 2013).

(99.4)	Form of Notice of Grant of Restricted Stock under 2013 Equity Incentive Plan (incorporated by reference to Exhibit 10.4 to the Registrant’s Current Report on Form 8-K filed with the Securities and Exchange Commission on May 16, 2013).

(99.5)	Form of Restricted Stock Agreement under 2013 Equity Incentive Plan (incorporated by reference to Exhibit 10.5 to the Registrant’s Current Report on Form 8-K filed with the Securities and Exchange Commission on May 16, 2013).

(99.6)	Form of Notice of Grant of Restricted Stock Unit under 2013 Equity Incentive Plan (incorporated by reference to Exhibit 10.6 to the Registrant’s Current Report on Form 8-K filed with the Securities and Exchange Commission on May 16, 2013).

(99.7)	Form of Restricted Stock Unit Agreement under 2013 Equity Incentive Plan (incorporated by reference to Exhibit 10.7 to the Registrant’s Current Report on Form 8-K filed with the Securities and Exchange Commission on May 16, 2013).

Item 9. Undertakings.

(a)	The undersigned Registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) (Sec. 230.424(b) of this chapter) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

Provided, however, that: Paragraphs (a)(1)(i) and (a)(1)(ii) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 (15 U.S.C. 78m or 78o(d)) that are incorporated by reference in this Registration Statement

(2)	That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)	The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof..

(c)	Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Emeryville, California on June 6, 2013.

Jamba, Inc.

By:	/s/ Karen L. Luey
Karen L. Luey Executive Vice President, Chief Financial Officer, Chief Administrative Officer and Secretary

Each person whose signature appears below constitutes and appoints Vicki Pedersen and Karen L. Luey, and each of them singly, his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution in each of them singly, for him and in his or her name, place and stead, and in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement on Form S-8 of Jamba, Inc., and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting to the attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite or necessary to be done in or about the premises, as full to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that the attorneys-in-fact and agents or any of each of them or their substitute may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ James D. White James D. White	Chief Executive Officer and Chairman of the Board of Directors (Principal Executive Officer)	June 6, 2013

/s/ Karen L. Luey Karen L. Luey	Chief Financial Officer (Principal Financial and Accounting Officer)	June 6, 2013

/s/ Michael A. Depatie Michael A. Depatie	Director	June 6, 2013

/s/ Richard L. Federico Richard L. Federico	Director	June 6, 2013

/s/ Andrew R. Heyer Andrew R. Heyer	Director	June 6, 2013

/s/ Lesley H. Howe Lesley H. Howe	Director	June 6, 2013

/s/ Marvin Igelman Marvin Igelman	Director	June 6, 2013

/s/ David A. Pace David A. Pace	Director	June 6, 2013

/s/ Brian Swette Brian Swette	Director	June 6, 2013

/s/ Fritzi Woods Fritzi Woods	Director	June 6, 2013

Jamba, Inc.

INDEX TO EXHIBITS FILED WITH

FORM S-8 REGISTRATION STATEMENT

(4.1)	Amended and Restated Certificate of Incorporation of the Registrant (incorporated by reference to Exhibit 3.1 to the Registrant’s Current Report on Form 8-K filed with the Securities and Exchange Commission on December 5, 2006).

(4.2)	Certificate of Amendment to Amended and Restated Certificate of Incorporation of the Registrant (incorporated by reference to Exhibit 3.2 to the Registrant’s Current Report on Form 8-K filed with the Securities and Exchange Commission on December 5, 2006).

(4.3)	Certificate of Designation, Preferences and Rights of the Terms of the Series A Preferred Stock (incorporated by reference to exhibit 3.1 the Registrant’s Current Report on Form 8-K filed with the Securities and Exchange Commission on October 9, 2008).

(4.4)	Certificate of Designation of Series B-1 Convertible Preferred Stock and Series B-2 Convertible Preferred Stock (incorporated by reference to exhibit 3.1 to the Registrant’s Current Report on Form 8-K filed with the Securities and Exchange Commission on June 16, 2009).

(4.5)	Amended and Restated By-laws of the Registrant (incorporated by reference to exhibit 3.3 to the Registrant’s Current Report on Form 8-K filed with the Securities and Exchange Commission on March 21, 2007).

(4.6)	Specimen Common Stock Certificate (incorporated by reference to exhibits of the same number filed with the Registrant’s Registration Statement on Form S-1 or amendments thereto (File No. 333-122812)).

(4.7)	Rights Agreement, effective as of October 8, 2008 between Jamba Inc. and Continental Stock Transfer & Trust Company, as Rights Agent (incorporated by reference to exhibit 4.1 to the Registrant’s Current Report on Form 8-K filed with the Securities and Exchange Commission on October 9, 2008).

(4.8)	Registration Rights Agreement dated as of September 11, 2008 by and among Jamba, Inc. and the other parties thereto (incorporated by reference to exhibit 4.1 to the Registrant’s Current Report on Form 8-K filed with the Securities and Exchange Commission on June 16, 2009).

(5)	Opinion of DLA Piper LLP (US) as to the legality of shares being registered.

(23.1)	Consent of Independent Registered Public Accounting Firm.

(23.2)	Consent of DLA Piper LLP (US) (included in opinion of counsel filed as Exhibit 5).

(24)	Power of Attorney to file future amendments (set forth on the signature page of this Registration Statement).

(99.1)	Jamba, Inc. 2013 Equity Incentive Plan (incorporated by reference to Exhibit 10.1 to the Registrant’s Current Report on Form 8-K filed with the Securities and Exchange Commission on May 16, 2013).

(99.2)	Form of Notice of Grant of Stock Option under 2013 Equity Incentive Plan (incorporated by reference to Exhibit 10.2 to the Registrant’s Current Report on Form 8-K filed with the Securities and Exchange Commission on May 16, 2013).

(99.3)	Form of Stock Option Agreement under 2013 Equity Incentive Plan (incorporated by reference to Exhibit 10.3 to the Registrant’s Current Report on Form 8-K filed with the Securities and Exchange Commission on May 16, 2013).

(99.4)	Form of Notice of Grant of Restricted Stock under 2013 Equity Incentive Plan (incorporated by reference to Exhibit 10.4 to the Registrant’s Current Report on Form 8-K filed with the Securities and Exchange Commission on May 16, 2013).

(99.5)	Form of Restricted Stock Agreement under 2013 Equity Incentive Plan (incorporated by reference to Exhibit 10.5 to the Registrant’s Current Report on Form 8-K filed with the Securities and Exchange Commission on May 16, 2013).

(99.6)	Form of Notice of Grant of Restricted Stock Unit under 2013 Equity Incentive Plan (incorporated by reference to Exhibit 10.6 to the Registrant’s Current Report on Form 8-K filed with the Securities and Exchange Commission on May 16, 2013).

(99.7)	Form of Restricted Stock Unit Agreement under 2013 Equity Incentive Plan (incorporated by reference to Exhibit 10.7 to the Registrant’s Current Report on Form 8-K filed with the Securities and Exchange Commission on May 16, 2013).